UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Check the appropriate box:
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    14a-6(e)(2))
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                                DUANE READE INC.
                                ----------------
                (Name of Registrant as Specified In Its Charter)

                         -------------------------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
          (1) Title of each class of securities to which transaction applies:
              ___________
          (2) Aggregate number of securities to which transaction applies:
              ___________
          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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          (4) Proposed maximum aggregate value of transaction: ______________
          (5) Total fee paid: ____________

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[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
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previously. Identify the previous filing by registration statement number, or
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          (1) Amount Previously Paid: ____________
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          (3) Filing Party: Duane Reade Inc.
          (4) Date Filed: December 29, 2003

EXPLANATORY NOTE: On December 24, 2003, Duane Reade held a conference call to discuss the proposed acquisition of Duane Reade by an affiliate of Oak Hill Capital Partners L.P.

IMPORTANT INFORMATION ABOUT THE TRANSACTION

              In connection with the transaction, Duane Reade intends to file relevant materials with the Securities and Exchange Commission ("SEC"), including a proxy statement and the acquiring entities will file other relevant documents with the SEC. BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION, HOLDERS OF DUANE READE COMMON STOCK ARE URGED TO READ THEM, IF AND WHEN THEY BECOME AVAILABLE. When filed with the SEC, they will be available for free (along with any other documents and reports filed by Duane Reade with the SEC) at the SEC's website, www.sec.gov, and Duane Reade stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Duane Reade. Such documents are not currently available.

PARTICIPANT INFORMATION REGARDING THE TRANSACTION

           Rex Corner Holdings, LLC, Rex Corner Holdings, Inc. and Rex Corner Acquisition Corp. were formed as the acquiring entities at the direction of the equity sponsors, which currently include Oak Hill Capital Partners, L.P., Oak Hill Capital Management Partners, L.P. and certain members of Duane Reade's management. Andrew J. Nathanson and Tyler J. Wolfram are the initial directors of each newly formed Delaware corporation. These entities and their directors and officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. As of the date of this communication, Mr. Nathanson has an indirect interest (through his participation in an investment partnership) of less than 1% in the outstanding shares of the common stock of Duane Reade and none of the other foregoing participants has any direct or indirect interest, by security holdings or otherwise, in Duane Reade.

           Duane Reade and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Certain information regarding the participants and their interest in the solicitation is set forth in the proxy statement for Duane Reade's 2003 annual meeting of stockholders filed with the SEC on April 10, 2003 and the Form 4s filed by Duane Reade's directors and executive officers since April 10, 2003. Stockholders may obtain additional information regarding the interests of such participants by reading the proxy statement relating to the proposed transaction when it becomes available.

TRANSCRIPT OF DECEMBER 24, 2003 CONFERENCE CALL

P R E S E N T A T I O N

OPERATOR

Good morning, ladies and gentlemen, and welcome to the Duane Reade Merger Agreement Conference Call. During the presentation, all participants will be in a listen-only mode. [Operator Instructions] Any reproduction of this call, in whole or in part, is not permitted without prior express written authorization from Duane Reade. And as a reminder, ladies and gentlemen, this conference is being recorded. I would now like to introduce your host for today's conference, Ms. Cara O'Brien of Financial Dynamics. Please go ahead, ma'am.

CARA O'BRIEN - Financial Dynamics - Investor Relations Counsel

Thank you, operator. Good morning, everyone, and thank you for joining us this morning. By now, you should have received a copy of the press release that was released yesterday. If you have not, please call our offices at 212-850-5600 and we will send one out to you immediately. Before introducing Duane Reade's management team, I'd like to read the safe harbor language. Any statement in yesterday's press release or this conference call that may be considered forward-looking is subject to risks and uncertainties that could cause actual results to differ materially. Actual results may differ from such forward-looking statements due to the factors discussed in Duane Reade's forms filed with the SEC, which the company urges investors to consider. Please note


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that any forward-looking statements used in this call should not be relied upon as current after today's date. I'd now like to introduce Anthony Cuti, Chairman of the Board and CEO, and John Henry, Senior Vice President and CFO. Tony and John will make some opening comments about the quarter, and then they will take-- pardon me, Tony and John will make some opening comments, and then they will take your questions. Pardon me. Tony, please go ahead.

ANTHONY CUTI - Duane Reade - Chairman, President & CEO

Thank you, Cara, and good morning, everyone. Thank you, everyone, for joining us on this holiday. As you are all aware, yesterday we announced that Duane Reade will be acquired by Oak Hill Capital Partners, and we are very pleased with this transaction. Both the board and I believe that this transaction brings excellent value to our shareholders. Under the terms of the agreement, Duane Reade's stockholders would receive $17 per share in cash. This purchase price represents a 22.8% premium over the average closing price of Duane Reade stock for the last 30 trading days, through December 22nd. Let me add that the financing is fully committed, though of course subject to the customary conditions of a transaction of this type. Let me give you a bit of background, given the industry conditions and market conditions that have persisted for some time, and I think it's important to understand that this transaction has evolved not quickly, but over a substantial period of time. I guess I'd like to commence with last April, when Duane Reade's board of directors decided to retain Bear Stearns to conduct a review of strategic alternatives for this company. After a very thorough and extensive and very intensive process, we came to the conclusion that the agreement that we announced yesterday provides the best value for our shareholders. We are encouraged by what this deal means for our business. We believe that it will provide an opportunity to investigate, explore, experiment, with new avenues to improve the business, while at the same time maintaining and supporting our leadership position in the metro New York market. As it pertains to our day-to-day operations, specifically in relation to our customers, our employees, our business partners, our landlords, we want to assure everyone that we will continue to operate as usual. Moreover, we're committed to doing as much as we can to make this as seamless a transaction as possible for all involved. Finally, we're pleased to partner with Oak Hill. It's a very well-established and respected private equity firm that's been doing business since the mid 80s. We believe this is the right partner for us at the right time. Personally, I'm proud to stay on with Duane Reade in my current position as part of management and look forward to continuing to remain dedicated to this business. Now, I think there's quite a few questions, I would imagine, so I'm going to cut this short and take your questions. Operator, could you take questions as they queue up, please?

Q U E S T I O N S  A N D  A N S W E R S

OPERATOR

[Operator Instructions] We'll take our first question from John Heinbockel. Go ahead, please.

JOHN HEINBOCKEL - Goldman Sachs - Analyst

Hey, Tony, a couple of things. Can you talk about timing? You guys have been, you know, buffeted with some things over the past couple of years, and with the New York at least bottoming and maybe showing some life as we head into next year, it does seem a little surprising at the timing that, you know, you would do this transaction now. Can you talk about the thought process and timing a little bit?

ANTHONY CUTI - Duane Reade - Chairman, President & CEO

Well, clearly, the thought process on timing was sponsored more by a lot of the industry fundamentals that have been shifting than by an economy which, frankly, you know, we say it's bottomed. If I had to guess, I would agree with you, John, that it's bottomed, but you know, I think you and I have seen quite a few quarters where we made the same comment and turned out to be wrong. I'm not projecting myself; I think we've bottomed as well. I would agree with you. But I think there's never ever any certainty on that one issue, and I don't think the economic issue is the driving issue. I think, you know, looking out, it's not an economic issue, it's an industry issue. We have an industry that's undergoing significant change and having significant forces applied against it. For the first time in our history, we've seen an industry whose script count growth has been cut in half in one year. That's not just Duane Reade; it's everyone in the


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industry has felt that impact. We've seen legislation on a state and federal level totally change the game for reimbursement and programs. We've seen mail order come in a very aggressive way. You know, recently, we find-- hello?

JOHN HEINBOCKEL - Goldman Sachs - Analyst

I'm here.

ANTHONY CUTI - Duane Reade - Chairman, President & CEO

Operator? Operator?

OPERATOR

I'm trying to find the line the hold music is coming from. Hold on.

ANTHONY CUTI - Duane Reade - Chairman, President & CEO

Operator? Hello?

OPERATOR

Yes, I'm sorry. I had someone's line-- I'm not sure why the hold music is coming, but we are back on line now, and--

ANTHONY CUTI - Duane Reade - Chairman, President & CEO

John Heinbockel, are you still there? Hello?

JOHN HEINBOCKEL - Goldman Sachs - Analyst

Hello?

OPERATOR

Hold on one second.

ANTHONY CUTI - Duane Reade - Chairman, President & CEO

Hello?

OPERATOR

Mr. Heinbockel, go ahead.

ANTHONY CUTI - Duane Reade - Chairman, President & CEO

All right, so let me just go on with your answer, John. I apologize for the interruption. The-- as I was saying, it's an industry fundamentals issue. We, almost a year ago, started addressing strategic alternatives, because we had quite a few issues that we needed to address, and the clear answer was not to continue to going forth with business as usual. Whether the economy was going to stay flat or bubble up or down a little bit really wasn't the fundamental issue. The fundamental issue was, how are we going to address the changing pharmaceutical environment, and it was rapidly changing. We've had drug reimportation, mail order, we have RX to OTC shifts cutting back revenues strongly in a number of primary products, we have state Medicaid programs cutting reimbursement, we have an oncoming Medicare program in 2006. All of these issues needed to be addressed. There are a lot of different directions that can be taken in response to those issues, but they are directions that require risk, and classically, risk costs money in the near-term, with longer term potential, but nevertheless, near-term costs. And we have not seen that our shareholders are desirous of paying the short-term price of the cost of those risks. And we said we need to protect shareholder value, and we also need to have a viable direction for this company, going forward. And that's what led to the strategic alternative review we had. So the timing of the issue, again, is not prompted by an economic thing, because the economy cycles, we all know that. But the important thing was the industry fundamentals and the things we had to do as a business to address those fundamental changes.


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
JOHN HEINBOCKEL - Goldman Sachs - Analyst

And if you take a longer-term view, kind of a strategic view, you had a 10% EBITDA margin. It's come down to 5. I think there was always the thought that that would rebound to somewhere in between-- you know, maybe closer to five than ten. When you think of the things-- where this industry is headed over the next three, four years, how do you look at, you know, Duane Reade's, you know, sort of profit potential? Do you still think, you know, that you can get a recovery in profit margin or the things you're talking about, that will prevent that?

ANTHONY CUTI - Duane Reade - Chairman, President & CEO

No, I think-- look, my hope and my vision has always been that in the longer term, the company can get to a higher profit-- profitability. But the question was, the road there -- it's not months, it's years, and the road there necessitates investment, necessitates risk, and you know, we have seen a shareholder group that doesn't really care to rationalize short-term losses for long-term gains. Just one good example of it, John, was we took a flyer on a merchandising program a year ago, and as you recall, we tried a new pricing and merchandising program in outer boroughs, and we got crushed by the marketplace for trying it. So-- and that, really, was small potatoes, versus the kind of programs we need to investigate to respond to the ever-increasing pressure that are driving prescription counts up and reimbursements down.

JOHN HEINBOCKEL - Goldman Sachs - Analyst

All right, one final thing -- you talked about operating flexibility, that you'll have a private company. You'll have more debt and obviously more interest expense as part of this. What does that do to financial flexibility and then how does your- the balance sheet you will have, you've always expressed an interest in some of the Eckerd assets, particularly Genovese. Does that come off the table because of the debt you'll have, or is that still doable?

ANTHONY CUTI - Duane Reade - Chairman, President & CEO

Well, you know, I don't know what's going on with Eckerd, frankly. I know no more than you do, through the public press, but clearly we've always said that there are certain Eckerd assets that are attractive to us and they remain attractive at a reasonable price. I think what this does, of course, is that, as you recall on our last conference call, I had a number of questions about on what basis would you consider some of the Eckerd assets, and the resounding comments I received from people calling in, significant shareholders, were that we would not expect you to do an investment in that business unless it was non-dilutive in the first year, and that seemed to be the interest level of the preponderance of our large shareholders, and we adopted that, and we've echoed that in the conference call. We said that it seems that we feel that, you know, we should not embark on a program which is dilutive in the first year. I think with a private equity investor, you know, they may have a longer horizon. They may say, you know, it doesn't have to be non-dilutive in the first year. Maybe it can be a three-year payback, and that's OK for them. And again, I'm speculating here now; I want to make that clear. I have had no discussions whatsoever regarding a deal for Eckerd assets with anyone in the recent days, so there is-- this is just hypothesis. But I will tell you, hypothesizing, I would think, I only then have to face the interests of one party, rather than look to all my shareholders and say, "will they take and hold their breath for two years, while I take this risk?"

JOHN HEINBOCKEL - Goldman Sachs - Analyst

OK, thanks.

OPERATOR

We'll take our next question from Steve Chick. Go ahead, please.

STEVE CHICK - JP Morgan - Analyst

Hi, thanks. I have a few questions. Tony, can-- I guess first off, can you describe, I guess, the process, the bidding process, as you entertained your different options and how much interest there was, and if there were other options, or offers, on the table? And then secondly, have you-- over the course yesterday, did you get a sense from your largest shareholders on what their feelings were, and if this is something that, you know, at this price, that they would likely approve?

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ANTHONY CUTI - Duane Reade - Chairman, President & CEO

All right, with regard to the process, it was extensive and exhausting. The board-- you know, I've always touted the fact that we have an exceptional board. For a company of any size, I would say the members of our board represent leaders in industry, have impeccable reputations, and it's unusual to have a regional chain to have that level- type of board representing the shareholders. So I think the shareholders are fortunate. I will tell you, the board was undaunting with regard to their commitment to making sure that the process was getting the maximum value for the shareholders. They were extremely committed to this issue, and drove very, very hard, which is why the process took as long as it did. The board repeatedly went back to Bear Stearns and pushed Bear Stearns to expand its search, make further contact, bring further people in. Management, every time that search got expanded and a party showed interest, management had to make time to present to that discussion group, answer its questions, and satisfy the queries so that they could come with a level of interest which would indicate whether they were a player who would enter the final round. And I would tell you that the process went from May all the way up through November, and it was exhaustive. It involved quite a few people, and Oak Hill came out on top. But I can tell you that Bear Stearns contacted every party that I could imagine that would be a reasonable party to contact and might have some reasonable interest. So it was a very exhaustive search. With regard to shareholders-- I think shareholders obviously are going to range from those who are disappointed because their basis is higher than the price to those who would hopefully are happy because their basis is lower. But I think from the perspective of value, I think most of our shareholders are sophisticated. I think the fact that we have received a value offer here which is at the very north end of industry multiples, both on an EBITDA and P/E basis, should, in the analytical sense, be satisfactory. You know, clearly when you invest at a higher level and you wind up losing, no one can be happy with that position, and hopefully those who invest at a lower level and come out on top will applaud the gain. But from a perspective of value, I think when the analysis is done, they will see we are at the high end of industry multiples.

STEVE CHICK - JP Morgan - Analyst

And could you comment on-- I mean, right now, could you comment on what current sales and margin trends look like, I guess, for the existing quarter, because I think right now we're trying to value this on expected EBITDA of $80m or so for the year 2003, is where trends have been through the end of the year. Is that too high?

ANTHONY CUTI - Duane Reade - Chairman, President & CEO

Let me turn to John Henry for that.

JOHN HENRY - Duane Reade - SVP and CFO

Just some quick update here. Of course, we would not normally be expected to update guidance until after the close of the quarter, but just to give you some feel -- we had originally given guidance on sales for the quarter to be between $362m and $367m. The outlook now looks like it's going to be in the range of about $355m. Our front-end sales are comping down about 1%. Our guidance had said they would be down about .5% to as high as .5% positive. And our pharmacy comps are in the 7% range, where our guidance was about 8.5% to 9.5%. So, one key factor that's affected that has been the weather. We've had two snowstorms, one being a blizzard, so certainly we've suffered from that. While we've had some benefit from a stronger flu season, it's only come towards the very end of the quarter, so from the standpoint of evaluating this holiday season, I think primarily because of the fact that we did have bad weather and it was a moderate holiday season, not a great holiday season, you know, we're going to fall below the low end of the estimates on sales.

STEVE CHICK - JP Morgan - Analyst

OK. And-- so I guess it's safe to say the valuation you guys are thinking about, on an EBITDA basis, is below the $80m?


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JOHN HENRY - Duane Reade - SVP and CFO

I think the way to put this in perspective, I mean, Tony referenced the fact that this is on the high end of the multiples. You know, the 23% premium to the 30-day trading average, the most recent 30-day trading average, 8.9 times current year EBITDA, if you look at the consensus estimate and you do the P/E multiple you're over 30 times. If you go to the forward P/E multiple, you're in the 24 time range, and even with that multiple, it's 25% higher than the current multiple used in looking at, say, for example, CVS. There's a lot of premium in this deal and there was a lot of thought process that went into the fair value considerations and the advice that we got from Bear Stearns. They went through a very extensive process on it, and the fact that, you know, we want to pursue opportunities to address some of these industry challenges is an important factor on one hand. But on the other hand, there was an enormous amount of attention paid by the board to ensuring that shareholders got a fully valued, fair value, for this company, and I think as you go through the statistics to this thing, and I know you guys in the analyst community are going to pore over this in great detail, you're going to see that this a very fully priced deal.

STEVE CHICK - JP Morgan - Analyst

Right, OK. And I guess getting back to that original question, I mean, so Bear Stearns-- certainly a process that occurred, and Bear Stearns looked at all the alternatives. I mean, did you in fact, get offers that were simply at lower prices in terms of selling the company?

ANTHONY CUTI - Duane Reade - Chairman, President & CEO

We got levels of interest that were at lower prices, yes, we did, and we obviously, when the levels of interest were substantially lower, they fell out of bed, and the levels of interest were proximal to the high level, we formed a final group and tried to raise those levels of interest to a maximum value, through Bear Stearns' negotiation, and again, through that process, Oak Hill Capital came on top.

STEVE CHICK - JP Morgan - Analyst

OK. One last thing, if I could -- you know, as your margin structure has kind of collapsed over the last couple of years, and results have worsened, you haven't really had somewhat of a-- you haven't restructured or tried to restructure things operationally without a transaction. You know, your capex, it appears, in my view, at least, has been, you know, too high, and you haven't really got-- seen-- you haven't gone through any massive store closings, or maybe closed some of those outer borough stores that might be underperforming. And I was wondering if you entertained, you know, maybe, you know, as an alternative, operating the company and doing some things while a public company first, and you know, maybe giving it a shot for shareholders, as opposed to kind of going right for the deal now? You know, it kind of seems like it could have been a first shot at that, and then seeing how that goes before just kind of running right towards kind of an LBO, if you will. I mean, can you just comment on that?

ANTHONY CUTI - Duane Reade - Chairman, President & CEO

Yeah, sure. I think it's clear, Steve, that, you know, we didn't run toward this. You know, strategically, we had a strategic planning meeting for the first time, perhaps, in our history at a place called the Hudson Gill Farm in literally, the fall of '02, and that was quite a while ago, but that gave birth to the lengthy discussion, which lasted between ourselves, management, and the board for five or six months before we said, "You know what, one of the alternatives that seemed to be out there that we just haven't pursued for our shareholders is the interest level being expressed by a number of private equity buyers, and maybe there's an avenue there that brings more value than all of the strategic avenues we're chasing internally," one of which-- and many forms of which are exactly what you described. But you know, the go-forward projections, based on those kind of cutbacks and one-time charges and expenses that are incurred, are for a while, for quite a few quarters, depressing earnings even further. And the question was, if we take more earnings hits, for restructuring and closures, quarter after quarter, would our shareholders say, "You know, we see the need for this, and down the road, this is going to be better," or are they going to not enjoy the stock being pounded down into the single digits? And we felt, based on conversations with a lot of our large shareholders, that with the stock trading at $12, $13, they've about had it with downside issues. We were criticized numerous times for adjusting guidance downward because, you know, we had to face the realities of the economy and the industry changes, and every time we did that, there wasn't a realization of the issues, there was just


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an impatience with the net result of that action. So we listened to that message and said shareholders are tired of downside guidance, disappointing quarters, and taking on a plan that's going to bring that forward for quite a few quarters going ahead, is not what our shareholders want. Our shareholders want us to seek a maximum value equation, and that's what led the board to seek this alternative. And that commenced in April, and as I say, it was an exhaustive process. We went through quite a few presentations, quite a few solicitations, before we came to this conclusion.

STEVE CHICK - JP Morgan - Analyst

OK, and one last thing, actually -- I think you said the closing date you expect to be in the second quarter of 2004, right?

ANTHONY CUTI - Duane Reade - Chairman, President & CEO

Well, I think, you know, an abundance of caution, you say the second quarter. We like to think it's going to be 75 to 90 days. We're trying to project the processes of submitting proxies and Securities and Exchange Commission response to questions and all that. You know, you have to be cautious and say-- you know, transactions should close as fast as possible. You don't want the burden of a transaction misdirecting management's focus, so we like to get this thing through in as reasonably quick a process, but the Securities and Exchange Commission isn't going to allow the process to occur any quicker than a couple of months, and more likely, 90 days.

STEVE CHICK - JP Morgan - Analyst

OK, thanks.

OPERATOR

We'll take our next question from Bob Summers. Go ahead, please.

BOB SUMMERS - - Analyst

Good morning. Could you just talk about the equity interest that management is going to retain, and who falls underneath that umbrella?

ANTHONY CUTI - Duane Reade - Chairman, President & CEO

Well, clearly, I'll be retaining a management equity interest myself, and each of the senior vice presidents have invested in this deal. Subordinate to them, many of the officers will be getting new options in the new company, so they'll have an equity interest in the new deal as well. The specifics of all that will be in the proxy.

BOB SUMMERS - - Analyst

OK. And then secondly, I was curious to know how, through the whole valuation process, you know, the lawsuit, how much that factored into it, meaning, you know, that there's been some judgment already. Obviously it's under appeal, the dollar amount is substantial, and you know, a cynic could say that basically, you know, that dollar amount could represent the premium to the 30-day average stock price. Any thoughts there?

ANTHONY CUTI - Duane Reade - Chairman, President & CEO

Well, clearly, you're referring to the World Trade Center suit?

BOB SUMMERS - - Analyst

Yes.

ANTHONY CUTI - Duane Reade - Chairman, President & CEO

All right. With regard to the World Trade Center suit, we have, and I repeated this in all our conference calls, we are still very confident we're going to prevail in that suit. Nevertheless, St. Paul, the insurer, who's on the other side of the litigation, continues to successfully, you know, stonewall the litigation through whatever legal tactics they've been taking. And again, their counsel says that, you know, it would not be unusual for this to go on another


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
year or more, and you know, you could be tied up with proceeds here for a year, two years. There's no way of telling, and we've had lots of experiences, I'm sure many of you had, what the outcome of litigation of this kind is. We continue to say we think we're going to prevail, we think we're going to be successful. I would tell you that, from 9-11 to the year '05 or '06, which is when the proceeds would likely be received from the damages, is a long period of time to be deprived of that capital, and it has also had impact on the company. So, it's unfortunate but I want you to know that that was considered in all of our discussions with all of the alternative buyers. That was listed on the side of positives, to a list of potential negatives, that, you know, contingent liabilities and what-not, that a potential buyer looks at. And we had counsel give ranges of settlements that we thought were reasonable, OK, to all strategic alternative buyers, so that they also considered that in their offer. So that's part of the economics of the offer.

BOB SUMMERS - - Analyst

OK. I mean, and I guess just sort of expanding on that, it seems sort of asymmetric that, you know, there's this potential windfall out there to the, you know, new private owner, where the current shareholders have really been absorbing that risk.

ANTHONY CUTI - Duane Reade - Chairman, President & CEO

Well, I can tell you that one of the issues where is, of course, the uncertainty, because this goes on for a while and you just don't know where this is going. The other issue is, it's a receivable and it's a contingent receivable, but there are contingent liabilities in our business. And keep in mind that all those contingent liabilities are risks that, whoever that buyer is, in this case, Oak Hill, is taking on. So the list of issues that went out there contain not only the World Trade Center receivable, but other litigation. We have supplier litigation going on, which is potentially positive or negative, depending on what the outcome is going to be, and it involves significant legal costs. We have other litigation matters that pose contingent liabilities, potentially, going forward. So you know, all those issues had to be considered. But I will tell you that the net of all contingencies, which were all listed, were part of the valuation model. They were not excluded; they were included.

BOB SUMMERS - - Analyst

OK, thanks.

OPERATOR

We'll take our next question from [Scott Sopprell]. Go ahead, please.

SCOTT SOPPRELL - - Analyst

Good morning. I must say that as a shareholder, I'm extremely disappointed to hear management describe this deal as creating value for shareholders. The premiums that are paid are actually at a discount to where the stock traded a mere three months ago. I think that anybody who's followed this company recognizes that it's significantly under-earning its potential, not only because of the loss of its most profitable store, the proceeds of which current shareholders are not expected to get any in the settlement, but also because of the significant litigation expense that the company is currently deducting from its current earnings to litigate that receivable. Secondly, I think the folks who follow this company know that the maturation of the many stores that have opened over the last three years naturally go from losses in the first year to profits in future years, and I think a conservative calculation of the potential earnings power of this company says it could be earning well over $2 a share within two or three years, so on the $17 price, I think this represents a very poor recognition of value. And I, as one shareholder, would have no intention of tending my shares at $17. So that-- that's my comment. Secondly, could you talk just more specifically about the range of values for the World Trade Center receivables that you provided to the buyers, so that public shareholders who have invested in this company could be-- have the benefit of the same information? Thank you.

ANTHONY CUTI - Duane Reade - Chairman, President & CEO

All right, you know, with regard to the opening comment, I want to repeat that we have spent eight months soliciting interest in every single reasonably interested buyer and received no indication from any of those parties that what


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you just stated, with regard to your sentiments, was indicative of the sentiments of those people who were learned in the industry and otherwise, we certainly would have received a higher range of offer. So I want to assure you that the process was extensive, it reached down, it was a full disclosure process. I think your estimates going forward are not in agreement with consensus estimates by those people who follow the industry, so consensus estimates are far lower than your $2 a share, not that I wouldn't be hopeful that that could happen, but I do not believe that that is a reasonable projection.

SCOTT SOPPRELL - - Analyst

Well, based on the projections that you- your company has provided, about the recovery in margin, you could get to those numbers. I mean, I think it's in your contention that you could get back to 8% operating margin, isn't that correct?

ANTHONY CUTI - Duane Reade - Chairman, President & CEO

I'm giving you the outlook. I said-- I'm telling you right now that that is not consensus in the industry, that is not consensus among analysts, and that is not our consensus in the near term, near term being under three years. Now, you start looking out past a three-year horizon, as I indicated earlier in this conversation, I, too, am hopeful that an improvement in profitability and fundamentals can occur. But it's the path, over the next three years, that I was concerned with. I do not have a shareholder group that, by and large, seemed to have the very hopeful attitude and patience that you're exhibiting, because I think if you're a patient shareholder and you're willing to take the bumpy road for the next 36 months, then there might be a light at the end of the tunnel. But the risks are substantial, and the hits to equity are substantial on the way. So, the question becomes, you know, how to move, and we need to move where the preponderance of our shareholder sentiments lie, and along the lines of the most probable and successful outcome, and I really do believe that we spent quite a bit of time on this and considering the multiples on a go-forward or go-back basis, these are the very, very top end multiples anyone was realizing. I believe the Eckerd transaction, which had been valued-- which is a far larger company than we are, literally moved north yesterday as a result of this transaction.

SCOTT SOPPRELL - - Analyst

But many of your public shareholders have made the case that the opening program, specifically in the outer boroughs, is essentially beggaring the profitability of company because those stores are not only less profitable, but they take a while to build up to the operating margins that your mature store base achieves. So, if you do this transaction and Oak Hill and the management comes up with a new strategy, which is, one, to slow the new store openings and let the store base mature and the take the margins back to 10% on an EBITDA basis, that will create value very quickly, and in retrospect, I think we will all have seen this transaction as very cynically timed.

JOHN HENRY - Duane Reade - SVP and CFO

I'd like to just make a comment in response to that. We have already cut back the growth rate in the stores, in our stores, and we've been very, very public about the fact that we expect to see some improvement in margins as a result of the slowdown in the growth rate. That's certainly not been missed by any of the investors, and I think that if you look at the consensus estimate for '04, which is the year that benefits from that, the EPS consensus estimate is around 73 cents. That's a 30% improvement over the current-year consensus estimate. With that 73-cent estimate consensus for next year, we're still looking at an implied multiple here of about 24 times, which is a very significant multiple, on the very strong end, and that's with all that benefit baked in. I did hear you reference an 8% operating margin, and I just want to make sure that no one on the call is confused about operating margins and EBITDA margins. We said that the potential over the long-term could be that we could approach potentially an 8% EBITDA margin years down the road. We have never had, really, an 8% operating margin historically and we're not expecting that we will in the future.

ANTHONY CUTI - Duane Reade - Chairman, President & CEO

All right, with regard to the World Trade Center estimates, you'll see that in the proxy, there's a specific estimate for the World Trade Center claim, and we put in that claim-- I'm going from memory, now, I believe it's a $30m proceeds


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estimate for the World Trade Center, right? So that was what we put in the proxy.

SCOTT SOPPRELL - - Analyst

And is my estimate of $10m annual litigation expense, is that accurate?

ANTHONY CUTI - Duane Reade - Chairman, President & CEO

That-- well-- that's--you mean, just for the World Trade Center?

SCOTT SOPPRELL - - Analyst

Yes.

ANTHONY CUTI - Duane Reade - Chairman, President & CEO

No, I think that's high.

JOHN HENRY - Duane Reade - SVP and CFO

Litigation expenses have been running, you know, in the neighborhood of $2.5m to $3m higher than normal. So we have incurred higher litigation-related expenses. We're not talking $10m.

ANTHONY CUTI - Duane Reade - Chairman, President & CEO

And also, I wanted to point out that you'll notice in the proxy that adjoining that $30m World Trade Center receivable estimate, OK, that we-- which is contingent on a successful outcome, which is just our best estimate of what that might be, are $10m-plus of other, negative contingent liabilities that we face going forward, potentially. Now, again, these are estimates on legal cases that are years from maturity, so they have the-- very much the risk, up and down, that that kind of case has.

CARA O'BRIEN - Financial Dynamics - Investor Relations Counsel

Operator, can we take the next question now?

OPERATOR

We'll take our next question from Monica Aggarwal.

MONICA AGGARWAL - Merrill Lynch - Analyst

Good morning. First of all, what type of strategic interest did you see from, you know, other chains? And then secondly, in terms of the timing, given that the Eckerd business is up for sale, would that have impacted, you know, the way people were thinking about Duane Reade and sort of bidding for that, either from the private equity firms or from other strategic players?

ANTHONY CUTI - Duane Reade - Chairman, President & CEO

Monica, you know, Duane Reade's acquisition profile, let's call it, is an interesting phenomena. I joined the company in '96 and I can tell you not a year went by where the Street didn't claim that we were one of the most acquirable businesses, and yet acquisition didn't occur. And the interesting thing here is that when we went public, once again, there was a frenzy over the fact that here's a public equity over a regional chain that's prime for acquisition, and acquisition multiples got built into an already aggressive industry multiple in 1998. The fact of the matter is that the industry itself is consolidated tremendously and that consolidation has caused a number of issues. But with regard to acquisition, it's created a huge Hart Scott Rodino overlap issues for the potential acquirers. You look at Eckerd -- all the interest levels at Eckerd by the larger chains have had to be accompanied by financial partners because of the overlap issues, and I think what we have here is a strong regional chain that has significant overlap with many of the larger players, and consequently, the trust questions are substantial anytime one of the larger chains looks at us. Smaller regional chains have been challenged, and as a result, you know, investing-- investments from a smaller, regional chain are much more difficult. Although there's no overlap, there isn't much synergy for them, because there is no overlap, so that has been a challenge there. You know, I think as a result of the Eckerd deal, if anything happens, it'll be that Eckerd breaks up and it could likely create more New York holdings in existing chains, which would


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create even more overlap issues for more companies. So, I really don't see right now that the acquisition profile for Duane Reade has improved as a result of events, OK?

MONICA AGGARWAL - Merrill Lynch - Analyst

Thank you.

OPERATOR

We'll take our next question from [Larry Avner]. Go ahead, please.

LARRY AVNER - - Analyst

Yeah, just a quick question on the financing -- is the financing at all subject to syndication?

ANTHONY CUTI - Duane Reade - Chairman, President & CEO

You know, I'll ask John.

JOHN HENRY - Duane Reade - SVP and CFO

This is a fully committed deal. Banc of America has committed the full debt financing for this financing.

LARRY AVNER - - Analyst

OK, so there's no-- it's not subject at all to syndication?

JOHN HENRY - Duane Reade - SVP and CFO

The debt has been syndicated, but the initial financing is committed to by-- it's the usual regulatory, you know-- but I don't think it's syndication [inaudible]

LARRY AVNER - - Analyst

OK, so they-- in other words, they may syndicate it, but it's not a condition to the deal, is what I'm trying to ask.

JOHN HENRY - Duane Reade - SVP and CFO

Right. It's fully committed funds. The conditions to this thing would be those that are typical for a transaction of this nature, like MAC clauses, those kinds of things -- material adverse changes -- those types of things, but it's fully committed funding.

LARRY AVNER - - Analyst

Thank you.

OPERATOR

Next question comes from [Karen Mayler]. Go ahead, please.

KAREN MAYLER - - Analyst

Hi. Good morning. I'm wondering if you could expand on your comment that you would experiment with new avenues of business? Might this include expanding beyond the metro New York area?

ANTHONY CUTI - Duane Reade - Chairman, President & CEO

Well, again, it could include. I'm not saying it does. You know, one of the things that would not be appropriate for us to discuss is the very competitive issues that we're facing and how we're going to respond to them. But yeah, all of those possibilities are on the list of potential decisions, and we're not excluding any of them, but the issue always was that all of those require near-term negatives to earnings.

KAREN MAYLER - - Analyst

OK, thanks.

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OPERATOR

We'll take our next question from Brian Long. Go ahead, please.

LOU KAPALITA - Chesapeake Partners - Analyst

Actually, this is [Lou Kapalita] at Chesapeake Partners. You've answered most of my questions, but a couple more. First of all, have you paid commitment fees on the financing?

JOHN HENRY - Duane Reade - SVP and CFO

We have not, at the current point, paid any commitment fees on the financing. Those arrangements are going to be dependent on the deal going through.

LOU KAPALITA - Chesapeake Partners - Analyst

And then secondly, earlier, you-- someone mentioned, and you commented on, a purely hypothetical interest in certain Eckerd assets, the old Genovese chain. Was that also explored as a possible alternative, since clearly those assets are for sale, and there should be some meaningful synergies available, in a combination between Duane Reade and the old Genovese assets?

ANTHONY CUTI - Duane Reade - Chairman, President & CEO

Well, you know, first of all, we have, over the years, frankly, taken a number of steps to reach out to JC Penney to see whether there was an interest in parting with, you know, New York-area assets, and you know, I won't take you through the lengthy and numerous discussions that we had, but the short of it was, we really received little receptivity to our thinking, and when this asset became formalized as being on the market, we were told that synergistic, large, principled buyers were going to be the only first-round considerations, so you know, we really didn't get very far with that proviso put on the transaction. But that did not--

LOU KAPALITA - Chesapeake Partners - Analyst

Well, you're strategic, and you have synergies. I'm not sure in terms of large -- you're not small. In New York, you're large.

ANTHONY CUTI - Duane Reade - Chairman, President & CEO

Oh, no, but the issue was-- the deal was being touted as first, a deal that would be offered in its entirety, and then however it's split up as a result of buyer interests and buyer needs is a post-deal, so to speak, transaction. The word was that if that first type of transaction could not be consummated, then, you know, we would be called as part of a group that might take a piece, but initially, the level of interest, as I understand it from the contacts we made, was that they wanted a single transaction. Now clearly, Duane Reade, at a $1.5b volume a year, was not in a position to be the aggressive bidder to acquire a $15b company, particularly when, you know, the likes of CVS were involved. So we sat back and said, "let's make sure they know our level of interest, make sure people who are entertaining this transaction know our level of interest, and hopefully we'll have a role to play, you know, when and if that opportunity gives rise." To date, we have not been asked to play any role and have had no conversations with anyone, other than the hypothetical I just shared with you.

CARA O'BRIEN - Financial Dynamics - Investor Relations Counsel

Operator, we have time for two more questions. Can we please move to the next one.

OPERATOR

We'll take our next question from Gary Giblen. Go ahead, please.

GARY GIBLEN - C.L. King & Associates - Analyst

Hi. Good morning. I wonder if you could give us some flavor of what new strategies or tactics you would follow under your new ownership, because you mentioned you were hampered by the public ownership?

ANTHONY CUTI - Duane Reade - Chairman, President & CEO

You know, I think it's not a matter of being hampered, because "hampered" is the wrong characterization. I think you have-- I feel the management team has an obligation to its owners. Right now, we're owned by our shareholders, and we need to keep our fingers on the pulse of shareholder wants while we direct this ship. I think to just point it in a direction that we personally have a vision for and then not care what that does to near-term shareholder interests wouldn't be following our duty. And we were-- you know, we were trying to do our best to probe opportunities and the shareholder, the equity, got hit, the shareholder reaction was pretty sharp, and you know, we felt that we didn't have a shareholder group that wanted us to take these directions, and at the same time, we saw-- maintained the status quo, a dangerous profile going forward, because we would just have successfully poorer performance as we move forward into a morphing industry condition. So you know, I think "hampered" is the wrong term. I think it's a fact that we have a shareholder group that really had indicated to us that they have no patience for a two- or three-year, "hold your breath while we change" approach, and we do have a private equity world out there that has a three to five-year time horizon and is better suited for the kind of risk profile we're about to embark in than the public markets.

GARY GIBLEN - C.L. King & Associates - Analyst

I mean, are there things that you're contemplating that are-- that might be short-term, you know, hits on EBITDA, you know, things-- tougher pricing or more advertising or anything like that?

ANTHONY CUTI - Duane Reade - Chairman, President & CEO

Well, those are the kinds of things, Gary, that yes, we're contemplating things like that. I'm not saying yes to any one of those specifically, but yes, those kinds of things are exactly what we're contemplating, and you know, that means short-term hits to earnings, and we know what that means to equity.

GARY GIBLEN - C.L. King & Associates - Analyst

OK, and yeah, "hamper" was too strong a word, but you get what I'm trying to get at. So there will be-- you know, whatever it is, there are significant changes ahead in your operating strategy, let's say, under the new--

ANTHONY CUTI - Duane Reade - Chairman, President & CEO

Yeah, I would tell you that-- I think we're not alone. I think you're going to see significant changes in everyone's operating strategy in this industry. I think you've seen much stronger companies, as far as their capital structure and positioning, than Duane Reade, like Walgreen's and CVS, perform as well as anyone can be expected in this environment, and we don't see their equity doing anything but barely holding position, despite the fact that they're growing. And I think that's another indication of the uncertainty in the environment we're in.

GARY GIBLEN - C.L. King & Associates - Analyst

OK. Interesting. Thank you.

CARA O'BRIEN - Financial Dynamics - Investor Relations Counsel

Operator, we have time for one last question.

OPERATOR

And our last question will come from [U.Z. Zimmerman]. Go ahead, please.

U.Z. ZIMMERMAN - - Analyst

Just want to confirm what will happen to the convertible bond -- is there a change of control there?

JOHN HENRY - Duane Reade - SVP and CFO

There is a change of control provision in the convertible bonds.

U.Z. ZIMMERMAN - - Analyst

They'll be taken out. OK.

ANTHONY CUTI - Duane Reade - Chairman, President & CEO

All right, thank you very much. Operator, could I have a closing comment, please? Operator? Closing comment--

OPERATOR

Yes, go ahead, sir.

ANTHONY CUTI - Duane Reade - Chairman, President & CEO

Yes -- I'd just like to say to everyone that it is not easy to have gone through the years we did with the challenges that the economy brought, but more importantly, the challenges that the industry has posted to this regional chain. I want to repeat that we have gone through a very exhaustive process. My management team-- it was not unusual for the management team over the last four or five months to give up Saturdays, Sundays, vacations, working with potential interested buyers to make sure their queries were satisfied so the board could be satisfied in its quest to know that we were seeking every possible alternative in getting the best possible deal on the table. Oak Hill has brought us, I assure you, the best deal out there, and it is absolutely the north end of multiples, as we've investigated them thoroughly, both on a go forward and go-back basis in this industry. With regard to our customers who possibly are on this call, and our associates, who also may be on the Internet, listening, I want to assure you all, this is going to be as seamless a transaction as we possibly can convey, and you know, you should be assured that we'll continue to meet our obligations to our business associates and our employees alike. Thank you all again.



















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